Exhibit 99.11

THE SHARES OR OTHER SECURITIES OF THE COMPANY REFERRED TO HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE US SECURITIES ACT OF 1933 (THE SECURITIES ACT”), AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TAKEN UP, EXERCISED, RESOLD, RENOUNCED, TRANSFERRED OR DELIVERED, DIRECTLY OR INDIRECTLY, WITHIN THE UNITED STATES EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES.

THESE MATERIALS APPEAR AS A MATTER OF INFORMATION ONLY AND DO NOT CONTAIN OR CONSTITUTE, AND SHOULD NOT BE RELIED UPON AS, AN OFFER, OR AN INVITATION TO MAKE OFFERS, TO PURCHASE ANY SHARES OR OTHER SECURITIES OF THE COMPANY IN THE RUSSIAN FEDERATION. THESE MATERIALS ARE NOT AN ADVERTISEMENT OF SECURITIES IN THE RUSSIAN FEDERATION OR ANY OTHER JURISDICTION.

ANY OFFER OF SECURITIES TO THE PUBLIC THAT MAY BE DEEMED TO BE MADE PURSUANT TO THESE MATERIALS IN ANY EUROPEAN ECONOMIC AREA MEMBER STATE THAT HAS IMPLEMENTED DIRECTIVE 2003/71/EC (TOGETHER WITH ANY APPLICABLE IMPLEMENTING MEASURE IN ANY MEMBER STATE, THE “PROSPECTUS DIRECTIVE”) IS ONLY ADDRESSED TO QUALIFIED INVESTORS IN THAT MEMBER STATE WITHIN THE MEANING OF THE PROSPECTUS DIRECTIVE.

THE INFORMATION CONTAINED HEREIN IS RESTRICTED AND IS NOT FOR PUBLICATION OR DISTRIBUTION DIRECTLY OR INDIRECTLY, IN AUSTRALIA, CANADA OR JAPAN.

THESE MATERIALS ARE ONLY DIRECTED AT (I) PERSONS WHO ARE OUTSIDE THE UNITED KINGDOM, (II) TO INVESTMENT PROFESSIONALS FALLING WITHIN ARTICLE 19 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “ORDER”) OR (III) OTHER PERSONS TO WHOM THESE MATERIALS MAY OTHERWISE BE LAWFULLY COMMUNICATED, FALLING WITHIN ARTICLE 49(2)(A) TO (D) OF THE ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “RELEVANT PERSONS”). ANY PERSON WHO IS NOT A RELEVANT PERSON SHOULD NOT ACT OR RELY ON THESE MATERIALS OR ANY OF THEIR CONTENTS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THESE MATERIALS RELATE IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

NOTICE TO US INVESTORS

THE RIGHTS OFFERING TO ACQUIRE NEW SHARES IN JOINT STOCK COMPANY RUSHYDRO (THE “RIGHTS ISSUE”) IS MADE FOR THE SECURITIES OF A COMPANY ORGANIZED IN THE RUSSIAN FEDERATION. ACCORDINGLY, THE OFFER IS SUBJECT TO THE DISCLOSURE REQUIREMENTS AND PRACTICES APPLICABLE IN RUSSIA, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL INFORMATION INCLUDED HEREIN HAS BEEN PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES APPLICABLE IN RUSSIA, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL INFORMATION OF US COMPANIES OR COMPANIES WHOSE FINANCIAL STATEMENTS ARE PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR INVESTORS TO ENFORCE THEIR RIGHTS AND ANY CLAIM THEY MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS. JOINT STOCK COMPANY RUSHYDRO IS A RUSSIAN COMPANY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES. INVESTORS MAY NOT BE ABLE TO SUE A NON–US COMPANY OR ITS OFFICERS OR DIRECTORS IN A NON–US COURT FOR VIOLATIONS OF THE US SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON–US COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A US COURT’S JUDGMENT.

IN ACCORDANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT OF 1933, AS AMENDED, PROVIDED BY RULE 801 THEREUNDER WITH RESPECT TO THE NEW SHARES TO BE OFFERED IN CONNECTION WITH THE RIGHTS ISSUE, JOINT STOCK COMPANY RUSHYDRO WILL SUBMIT TO THE US SECURITIES AND EXCHANGE COMMISSION ANY INFORMATIONAL DOCUMENT IT PUBLISHES OR OTHERWISE DISSEMINATES TO HOLDERS OF JOINT STOCK COMPANY RUSHYDRO SHARES RELATED TO THE RIGHTS ISSUE.

July 9, 2010

Non-binding English Translation of the Results of the Pre-emptive Rights Exercise

JSC RusHydro (“Company”, “Issuer”) announces the results of the implementation by shareholders of preemptive rights in regards to 19 billion shares additional issue (state registration number 1-01-55038-E-038D of 11.19.2009).

1. Securities placement method: public offering.

2. Securities placement price or procedure for setting a price in the form of a formula with variables, values of which can not change at the discretion of the issuer: 1 (one) ruble 15 (fifteen) kopecks per 1 (one) additional ordinary registered share (including for the persons entered into the list of persons having a pre-emptive right to acquire the additional shares being placed). The price of additional shares placement is identified by Company Board of Directors (minutes No. 89 of November 30, 2009) in accordance with articles 36 and 77 of the Federal Law “On Joint Stock Companies”.

3. Provision of the pre-emptive right to acquire the securities to the shareholders (participants) of the issuer and/or other persons: In compliance with articles 40 and 41 of the Federal Law “On Joint Stock Companies”, the Issuer’s shareholders, the holders of ordinary shares, who were entitled to participate in the annual General Meeting of the Company’s shareholders on June 10, 2009, which passed a decision “On Enlarging the Company’s Authorized Capital”, enjoy a pre-emptive right to acquire the Issuer’s additional shares in an amount proportionate to the number of the Issuer’s ordinary shares held by them.

The date as of which the list of persons enjoying the pre-emptive right to acquire the shares being placed is drawn up: April 30, 2009.

4. Date of publishing a notice on the opportunity to exercise a pre-emptive right to acquire the shares: Notice on the opportunity to exercise a pre-emptive right to acquire the additional shares was published in the Vedomosti newspaper on December 3, 2009 (No. 229 (2499) and posted on the Issuer’s Internet website at the address: http://www.rushydro.ru.

5. The term of validity of the pre-emptive right: The term of validity of the pre-emptive right is 210 (two hundred and ten) days from the date of publishing of the Notice of the pre-emptive right in the Vedomosti newspaper and on the Issuer’s Internet website at the address: http://www.rushydro.ru (in accordance with clause 4 of this notice).

6. The number of applications for acquiring the additional shares received by the Company, complying with the requirements, established by the legislation of the Russian Federation and the Resolution on the additional issue of securities: 545 (five hundred and forty-five).

6. The number of additional shares of the Company subject to placement to persons, included in the list of persons, enjoying the pre-emptive to acquire additional shares of the Company in accordance with the applications of the specified persons: 7, 982,104,363 (seven billion nine hundred eighty two million one hundred and four thousand three hundred and sixty-three) shares.

7. The number of additional shares of the Company placed as a result of exercising the pre-emptive right to acquire them: 7, 982,104,363 (seven billion nine hundred eighty two million one hundred and four thousand three hundred and sixty-three) shares.

JSC RusHydro Management Board member	Evgeny Gorev
(Power of Attorney No.2576 of 11.24.2009)